CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Quest Opportunity Value Fund:

We consent to the use of our report dated December 16, 2011, with respect to the financial statements and financial highlights of Oppenheimer Quest Opportunity Value Fund (a series of Oppenheimer Quest for Value Funds), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                             /s/ KPMG LLP
                                                  KPMG LLP

Denver, Colorado

June 13, 2012